Exhibit 26(d)(1): Variable Universal Life Insurance Policy

SECURITY LIFE OF DENVER INSURANCE COMPANY A STOCK COMPANY

INSURED (1)	[JOHN DOE]
INSURED (2)	[MARY DOE]
POLICY DATE:	[December 5, 2008]
POLICY NUMBER:	[67000001]

WE AGREE TO PAY the Death Proceeds to the beneficiary on the Second Death of the two Insureds while your policy is in force, subject to your policy provisions.

WE ALSO AGREE to provide the other rights and benefits of your policy, subject to its provisions.

PLEASE READ YOUR POLICY CAREFULLY

RIGHT TO EXAMINE PERIOD: You have the right to examine and return your policy. You may return it by mail or other delivery to the agent/registered representative who sold it to you or to the ING Customer Service Center within 10 days after you receive it. It will then be void from the beginning. Once you have returned your policy during the Right to Examine Period, we will refund all premiums paid.

Your policy is signed for Security Life of Denver Insurance Company by:

/s/ Donald W. Britton	/s/ Joy M. Benner
Donald W. Britton	Joy M. Benner
President	Secretary

In your policy, “you” and “your” refer to the owner of this policy; “we, “us” and “our” refer to Security Life of Denver Insurance Company.

Your policy is a LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY.

     Your policy provides Death Proceeds and other values that are variable when based on the investment experience of the Subaccounts of the Separate Account. The duration of coverage may be affected and these values may increase or decrease based on investment experience of the Subaccounts of the Separate Account chosen by you. We do not guarantee these values as a fixed dollar amount.

The Death Proceeds are payable on the Second Death. You should give us notice of the death of each of the Insureds at the time it occurs.

Flexible premiums are payable by you during the lifetime of either Insured until Attained Age 121 of the Younger Insured.

Your policy is nonparticipating and is not eligible for dividends. There is no maturity date.

SECURITY LIFE OF DENVER INSURANCE COMPANY

[ING Customer Service Center
[Home Office	P.O. Box 5065
Denver, Colorado]	Minot, ND 58702-5065
Toll Free Number: 1-877-253-5050]

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TABLE OF CONTENTS

SCHEDULE 4 SEGMENT BENEFIT PROFILE

ADDITIONAL BENEFITS AND RIDERS GUARANTEED MAXIMUM POLICY CHARGES GUARANTEED MAXIMUM MONTHLY RIDER CHARGES POLICY FEATURES AND BENEFITS

DEATH BENEFIT FACTORS

BASE POLICY TABLE OF GUARANTEED RATES – [SEGMENT #1]

ADJUSTABLE TERM INSURANCE RIDER TABLE OF GUARANTEED RATES, IF APPLICABLE ADJUSTABLE TERM INSURANCE RIDER TABLE OF TARGET DEATH BENEFITS, IF APPLICABLE

TERMS TO UNDERSTAND	5

INSURANCE COVERAGE PROVISIONS	6

POLICY DATES AND PERIODS	6
DEATH BENEFIT PROVISIONS	7
CHANGES IN INSURANCE COVERAGE	8
PAYMENT OF DEATH PROCEEDS	10
CONTINUATION OF COVERAGE	11

PREMIUM PROVISIONS	12

PREMIUMS	12
PREMIUM LIMITATION	12
NET PREMIUM	12
PREMIUM ALLOCATION	13
FAILURE TO PAY PREMIUM	13

SEPARATE ACCOUNT PROVISIONS	13

SEPARATE ACCOUNT	13
SUBACCOUNTS	14
CHANGES WITHIN THE SEPARATE ACCOUNT	14

GENERAL ACCOUNT PROVISIONS	15

GENERAL ACCOUNT	15
GUARANTEED INTEREST DIVISION	15
LOAN DIVISION	15

TRANSFER PROVISIONS	15

ACCOUNT VALUE PROVISIONS	16

ACCOUNT VALUE	16
VALUES ON THE INVESTMENT DATE	16
VALUE OF THE SUBACCOUNTS	16
VALUE OF THE GUARANTEED INTEREST DIVISION	17
VALUE OF THE LOAN DIVISION	18
MONTHLY DEDUCTION	18
ADJUSTMENT TO POLICY COST FACTORS	19

POLICY LOAN PROVISIONS	19

LOANS	19
LOAN INTEREST	20
LOAN REPAYMENTS	20

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V00025190002

PARTIAL WITHDRAWAL PROVISIONS	20

PARTIAL WITHDRAWALS	20
PARTIAL WITHDRAWAL EFFECT ON DEATH BENEFIT	21

SURRENDER PROVISIONS	21

POLICY SURRENDERS	21
SURRENDER CHARGES	22
BASIS OF COMPUTATION	22

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS	22

GRACE PERIOD AND LAPSE	22
TERMINATION	23
REINSTATEMENT	23

GENERAL POLICY PROVISIONS	24

YOUR POLICY	24
NOTICE AND PROCEDURES	24
AGES	25
INSUREDS	25
OWNERS	26
BENEFICIARIES	26
POLICY SPLIT	26
CHANGE RIGHT	27
ASSIGNMENT	27
INCONTESTABILITY	27
MISSTATEMENT OF AGE OR GENDER	27
CHANGE IN TOBACCO USE	28
SUICIDE EXCLUSION	28
DEFERRAL OF PAYMENT	28
PERIODIC REPORTS	28
ILLUSTRATION OF BENEFITS AND VALUES	29
ING CUSTOMER SERVICE CENTER	29

SETTLEMENT OPTIONS PROVISIONS	29

SETTLEMENT OPTION TABLES	32

We place a copy of your application and any amendments, endorsements and riders at the end of your policy provisions and these documents are part of your policy.

2519(JTVUL)-12/08

3

V00025190003

SCHEDULE

POLICY NUMBER	[67000001]
POLICY DATE	[December 5, 2008

INSURED (1)	[JOHN DOE]
AGE/GENDER	[55,MALE]
RISK CLASS	[STANDARD NO TOBACCO]
[RATING FACTOR]	[1.0]

[FLAT EXTRA AMOUNT (PER MONTH PER $1,000)]	[$0 for 0 policy years]

INSURED (2)	[MARY DOE]
AGE/GENDER	[55, FEMALE]
RISK CLASS	[STANDARD NO TOBACCO]
[RATING FACTOR]	[1.0]
[FLAT EXTRA AMOUNT (PER MONTH PER $1,000)]	[$0 for 0 policy years]

JOINT EQUIVALENT AGE	[55]

INITIAL STATED DEATH BENEFIT	[$100,000]
[TARGET DEATH BENEFIT]	[$250,000*]

MINIMUM DEATH BENEFIT AMOUNT	$250,000

DEATH BENEFIT OPTION	[1]
MONTHLY PROCESSING DATE	[5th]

SCHEDULED PREMIUM	[$2,000 annual]

DEFINITION OF LIFE INSURANCE TEST	[GUIDELINE PREMIUM TEST]

Coverage will expire prior to Attained Age 121 of the Younger Insured if premiums paid are insufficient to continue coverage. Any changes to your policy will affect the coverage, including but not limited to partial withdrawals, loans, the timing and amount of premium payments, the investment experience of the Subaccounts of the Separate Account, the interest rate credited to amounts allocated to the Guaranteed Interest Division and current monthly charges, including the cost of insurance rates.

[*This amount is the Target Death Benefit on the Policy Date. This death benefit may change at the beginning of each policy year. For details, see your Adjustable Term Insurance Rider Table of Target Death Benefits Schedule and your Adjustable Term Insurance Rider.]

If your policy is in force at Attained Age 121 of the Younger Insured, it will continue as stated in the Continuation of Coverage section of your policy.

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V00025190004

SCHEDULE (CONTINUED) SEGMENT BENEFIT PROFILE

The Stated Death Benefit shown on Schedule page 4 is the initial Segment, or Segment #1. You may add additional Segments to your policy. We will show each new Segment separately in a new Schedule. For details, see the Death Benefit Provisions section.

Description	Segment Stated	Segment Effective	Annual Segment
	Death Benefit	Date	Target Premium
Amount

Segment #1	[$100,000]	[December 5, 2008]	[$1,399.00]

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V0002519004A

4A

SCHEDULE (CONTINUED)

ADDITIONAL BENEFITS AND RIDERS

(For charges, if any, see the Rider Charges section. For details on each rider, see your rider and your policy prospectus.)

ACCELERATED BENEFIT RIDER

OVERLOAN LAPSE PROTECTION RIDER (available for Guideline Premium Test policies only)

[ADJUSTABLE TERM INSURANCE RIDER
Rider Death Benefit]	[$150,000]

[GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER]

Unless otherwise stated above the risk classes, rating factors and/or flat extra amounts, if any, are the same as Segment #1.

The information provided above is for each rider on the Policy Date. Some rider benefits may change at the beginning of each policy year. For details, see your rider, applicable Schedules, if any, and your policy prospectus.

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4B

SCHEDULE (CONTINUED)

GUARANTEED MAXIMUM POLICY CHARGES

a.	Premium Expense Charge
Up to and
			including the		In excess of
				Segment	the Segment
			Segment	Target	Target
			Year	Premium	Premium
			1	9.00%	6.50%
			2+	4.50%	3.00%

b.	Guaranteed Maximum Monthly Charges

	1.	Cost of Insurance Charge	See the Policy Table of Guaranteed Rates
Schedule

	2.	Policy Charge	$30.00

	3.	Administrative Charge	Segment Years 1-5	$[0.2250]
		(per $1,000 of Stated Death Benefit)	Segment Years 6-15	$[0.1708]
			Segment Years 16+	$[0.0875]

	4.	Mortality and Expense Risk Charge	0.025% (0.30% annually)
(this charge is multiplied by the
amount invested in the Sub-
accounts of the Separate Account)

c.	Guaranteed Maximum Transaction
Charges

	1.	Partial Withdrawal Service Fee	$10.00
(per partial withdrawal)

	2.	Excess Policy Illustration Fee	$25.00
(for each illustration after the first in
a policy year)

d.	Surrender Charge
Deducted during the Segment years shown in the table below; these amounts may change upon any increase and/or decrease in the Stated Death Benefit

Segment #1

Maximum Surrender
		Segment Year	Charge Amount

		1	[$2,000.00]

		2	[$2,000.00]

		3	[$2,000.00]

		4	[$2,000.00]

		5	[$2,000.00]

		6	[$1,800.00]

		7	[$1,600.00]

		8	[$1,400.00]

		9	[$1,000.00]

		10	[$600.00]

		11+	[$0.00]

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4C

SCHEDULE (CONTINUED)

GUARANTEED MAXIMUM MONTHLY RIDER CHARGES

ACCELERATED BENEFIT RIDER	$0
See the rider for transaction charges

OVERLOAN LAPSE PROTECTION RIDER	$0
See the rider for transaction charges

[ADJUSTABLE TERM INSURANCE RIDER
Cost of Insurance Charge	[See the Adjustable Term Insurance Rider Table of
Guaranteed Rates Schedule

Administrative Charge per $1,000 of Target Death	Rider Years 1-5	$[0.0833]
Benefit minus Stated Death Benefit]	Rider Years 6+	$[0.0010]]

[GUARANTEED MINIMUM ACCUMULATION BENEFIT	[Minimum Accumulation Value multiplied by the
RIDER]	percentage in your rider schedule; for details, see
your rider]

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4D

SCHEDULE (CONTINUED)

POLICY FEATURES AND BENEFITS

a.	Policy Loans

	1.	Guaranteed Maximum Interest Rate Charged on Loans

	2.	Guaranteed Minimum Interest Rate Credited to Loan Division

	3.	Minimum Loan Amount

	4.	Maximum Loan Amount

b.	Partial Withdrawals

	1.	Minimum Partial Withdrawal Amount

	2.	Maximum Partial Withdrawal Amount

	3.	Limit on Partial Withdrawals

c.	Guaranteed Minimum Interest Rate

(credited to amounts allocated to the Guaranteed Interest Division)

2519(JTVUL)-12/08

Policy years 1-5 3.75% Policy years 6+ 3.15%

3.00% per year

$500.00

90% of the Net Surrender Value

$500

Amount that will leave $500 as the Net Surrender Value

Twelve (12) in a policy year

3.00% per year

V0002519004E

4E

(Print for Guideline Premium version)

SCHEDULE (CONTINUED)

DEFINITION OF LIFE INSURANCE GUIDELINE PREMIUM TEST DEATH BENEFIT FACTORS

Your policy’s Base Death Benefit at any time will be at least equal to the Account Value multiplied by the appropriate Death Benefit Factor from the following table.

Younger		Younger
Insured's	Death	Insured's	Death
Attained	Benefit	Attained	Benefit
Age	Factor	Age	Factor

0-40	2.50

41	2.43	71	1.13

42	2.36	72	1.11

43	2.29	73	1.09

44	2.22	74	1.07

45	2.15	75	1.05

46	2.09	76	1.05

47	2.03	77	1.05

48	1.97	78	1.05

49	1.91	79	1.05

50	1.85	80	1.05

51	1.78	81	1.05

52	1.71	82	1.05

53	1.64	83	1.05

54	1.57	84	1.05

55	1.50	85	1.05

56	1.46	86	1.05

57	1.42	87	1.05

58	1.38	88	1.05

59	1.34	89	1.05

60	1.30	90	1.05

61	1.28	91	1.04

62	1.26	92	1.03

63	1.24	93	1.02

64	1.22	94	1.01

65	1.20	95	1.00

66	1.19	96	1.00

67	1.18	97	1.00

68	1.17	98	1.00

69	1.16	99	1.00

70	1.15	100+	1.00

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4F

(Print for CVAT version)

SCHEDULE (CONTINUED)

DEFINITION OF LIFE INSURANCE CASH VALUE ACCUMULATION TEST DEATH BENEFIT FACTORS

Your policy's Base Death Benefit will not be less than the amount of life insurance necessary to comply with the Cash Value Accumulation Test of section 7702 of the Internal Revenue Code, as applicable to your policy. Specifically, the Base Death Benefit at any time will not be less than the Account Value multiplied by the reciprocal of the net single premium for $1 of death benefit at such time (the "Death Benefit Factor"). For this purpose, the net single premium will be determined using the following assumptions:

a.	Frasierized cost of insurance rates based on 100% of the 2001 Commissioners Standard Ordinary Mortality Table (age nearest birthday, non-rated risk classes), except that if lower cost of insurance rates are guaranteed for any duration, then such lower rates will be used;

b.	Interest at an annual effective interest rate equal to the greater of 4% or the rate or rates guaranteed under your policy, including any interest rate guarantee applicable for any duration;

c.	No expense charges;

d.	The death benefit will be assumed not to increase;

e.	The death benefit will be assumed to be provided until a maturity date that is Attained Age 100 of the Younger Insured;

f.	Application of all other computational rules and requirements of the Cash Value Accumulation Test of section 7702 of the Internal Revenue Code; and

g.	Each Segment will have its own set of net single premiums calculated according to the terms above. The net single premium for your policy will be the weighted average of each Segment’s net single premium, weighted based on the Stated Death Benefit.

The net single premium will remain level during the policy year and will equal the rate at the beginning of the policy year.

We will construe your policy in a manner consistent with the requirements of the Cash Value Accumulation Test of section 7702 of the Internal Revenue Code.

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4F

SCHEDULE (CONTINUED)

BASE POLICY TABLE OF GUARANTEED RATES – [SEGMENT #1]

Guaranteed Maximum Cost of Insurance Rates Per $1,000 of Net Amount at Risk for your base policy.

Segment	Monthly Cost of	Segment	Monthly Cost of	Segment	Monthly Cost of
Year	Insurance Rate	Year	Insurance Rate	Year	Insurance Rate

[1]	[0.00262]	[23]	[1.70594]	[45]	[22.37229]

[2]	[0.00898]	[24]	[2.00112]	[46]	[24.02205]

[3]	[0.01721]	[25]	[2.34362]	[47]	[25.72382]

[4]	[0.02733]	[26]	[2.73205]	[48]	[27.61538]

[5]	[0.03961]	[27]	[3.21434]	[49]	[29.71774]

[6]	[0.05469]	[28]	[3.75589]	[50]	[32.05084]

[7]	[0.07343]	[29]	[4.34275]	[51]	[34.59512]

[8]	[0.09668]	[30]	[5.00245]	[52]	[37.22813]

[9]	[0.12494]	[31]	[5.74699]	[53]	[39.94575]

[10]	[0.15870]	[32]	[6.51456]	[54]	[42.69847]

[11]	[0.19863]	[33]	[7.47468]	[55]	[45.57541]

[12]	[0.24501]	[34]	[8.50374]	[56]	[48.52903]

[13]	[0.29845]	[35]	[9.60009]	[57]	[51.38772]

[14]	[0.36088]	[36]	[10.66150]	[58]	[54.17808]

[15]	[0.43226]	[37]	[11.41274]	[59]	[56.74893]

[16]	[0.51732]	[38]	[12.42125]	[60]	[60.30119]

[17]	[0.61786]	[39]	[13.70187]	[61]	[63.63706]

[18]	[0.74198]	[40]	[15.23283]	[62]	[67.14045]

[19]	[0.88454]	[41]	[17.08085]	[63]	[71.14228]

[20]	[1.04789]	[42]	[18.83032]	[64]	[75.34247]

[21]	[1.23671]	[43]	[20.65868]	[65]	[83.33333]

[22]	[1.45332]	[44]	[21.22163]	[66]	[83.33333]

We base the rates shown above on the 2001 Commissioners Standard Ordinary Sex Distinct, Smoker Composite, Ultimate Mortality Table, age nearest birthday. These rates include any applicable rating factors and/or flat extra amounts shown in your Schedule.

2519(JTVUL)-12/08

VTBL2519004G

4G

SCHEDULE (CONTINUED)

ADJUSTABLE TERM INSURANCE RIDER TABLE OF GUARANTEED RATES

Guaranteed Maximum Cost of Insurance Rates Per $1,000 of death benefit from your Adjustable Term Insurance Rider

Rider	Monthly Cost of	Rider	Monthly Cost of	Rider	Monthly Cost of
Year	Insurance Rate	Year	Insurance Rate	Year	Insurance Rate

[1]	[0.00410]	[23]	[2.42840]	[45]	[27.58944]

[2]	[0.01401]	[24]	[2.82959]	[46]	[29.60602]

[3]	[0.02679]	[25]	[3.29046]	[47]	[31.73851]

[4]	[0.04243]	[26]	[3.80825]	[48]	[34.12671]

[5]	[0.06135]	[27]	[4.44734]	[49]	[36.79440]

[6]	[0.08445]	[28]	[5.15756]	[50]	[39.76129]

[7]	[0.11305]	[29]	[5.91682]	[51]	[42.99913]

[8]	[0.14834]	[30]	[6.76196]	[52]	[46.34338]

[9]	[0.19109]	[31]	[7.70545]	[53]	[49.78799]

[10]	[0.24175]	[32]	[8.66099]	[54]	[53.26817]

[11]	[0.30134]	[33]	[9.85764]	[55]	[56.90118]

[12]	[0.37028]	[34]	[11.12366]	[56]	[60.62534]

[13]	[0.44893]	[35]	[12.45687]	[57]	[64.21384]

[14]	[0.54043]	[36]	[13.71890]	[58]	[67.70833]

[15]	[0.64424]	[37]	[14.54816]	[59]	[70.96735]

[16]	[0.76714]	[38]	[15.71065]	[60]	[75.53366]

[17]	[0.91170]	[39]	[17.22591]	[61]	[83.33333]

[18]	[1.08896]	[40]	[19.06700]	[62]	[83.33333]

[19]	[1.29096]	[41]	[21.32575]	[63]	[83.33333]

[20]	[1.52031]	[42]	[23.46290]	[64]	[83.33333]

[21]	[1.78339]	[43]	[25.70479]	[65]	[83.33333]

[22]	[2.08233]	[44]	[26.24841]	[66]	[83.33333]

We base the rates shown above on the 2001 Commissioners Standard Ordinary Sex Distinct, Smoker Composite, Ultimate Mortality Table, age nearest birthday. These rates include any applicable rating factors and/or flat extra amounts shown in your Schedule.

2519(JTVUL)-12/08

VTBL2519ATR4H

4H

		SCHEDULE (CONTINUED)

		ADJUSTABLE TERM INSURANCE RIDER
		TABLE OF TARGET DEATH BENEFITS

For details, see your Adjustable Term Insurance Rider.

Policy	Target Death	Policy	Target Death	Policy	Target Death
Year	Benefit	Year	Benefit	Year	Benefit

1	[$250,000.00]	24	[$250,000.00]	47	[$250,000.00]

2	[$250,000.00]	25	[$250,000.00]	48	[$250,000.00]

3	[$250,000.00]	26	[$250,000.00]	49	[$250,000.00]

4	[$250,000.00]	27	[$250,000.00]	50	[$250,000.00]

5	[$250,000.00]	28	[$250,000.00]	51	[$250,000.00]

6	[$250,000.00]	29	[$250,000.00]	52	[$250,000.00]

7	[$250,000.00]	30	[$250,000.00]	53	[$250,000.00]

8	[$250,000.00]	31	[$250,000.00]	54	[$250,000.00]

9	[$250,000.00]	32	[$250,000.00]	55	[$250,000.00]

10	[$250,000.00]	33	[$250,000.00]	56	[$250,000.00]

11	[$250,000.00]	34	[$250,000.00]	57	[$250,000.00]

12	[$250,000.00]	35	[$250,000.00]	58	[$250,000.00]

13	[$250,000.00]	36	[$250,000.00]	59	[$250,000.00]

14	[$250,000.00]	37	[$250,000.00]	60	[$250,000.00]

15	[$250,000.00]	38	[$250,000.00]	61	[$250,000.00]

16	[$250,000.00]	39	[$250,000.00]	62	[$250,000.00]

17	[$250,000.00]	40	[$250,000.00]	63	[$250,000.00]

18	[$250,000.00]	41	[$250,000.00]	64	[$250,000.00]

19	[$250,000.00]	42	[$250,000.00]	65	[$250,000.00]

20	[$250,000.00]	43	[$250,000.00]	66	[$250,000.00]

21	[$250,000.00]	44	[$250,000.00]

22	[$250,000.00]	45	[$250,000.00]

23	[$250,000.00]	46	[$250,000.00]

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V0002519ATR01

TERMS TO UNDERSTAND

This section identifies some of the important terms that we have used throughout your policy and that have special meaning. It is a reference to where we have defined and more fully discussed these terms.

Account Value and Net Account Value: For details, see the Account Value section on page 16

Accumulation Unit and Accumulation Unit Value: For details, see the Accumulation Unit and Accumulation Unit Value section on page 17

Age, Attained Age, Segment Age, Joint Equivalent Age and Joint Equivalent Attained Age: For details, see the Ages section on page 25

Base Death Benefit, Minimum Death Benefit, Stated Death Benefit, Target Death Benefit and Total Death Benefit: For details, see the Death Benefit Provisions section on page 7

Death Proceeds: For details, see the Payment of Death Proceeds section on page 10 General Account: For details, see the General Account section on page 15 Grace Period: For details, see the Grace Period section on page 22

Guaranteed Interest Division (“GID”): For details, see the Guaranteed Interest Division section on page 15

ING Customer Service Center: For details, see the ING Customer Service Center section on page 29 Loan Amount: For details, see the Loans section on page 19 Loan Division: For details, see the Loan Division section on page 15 Monthly Deduction: For details, see the Monthly Deduction section on page 18 Monthly Processing Date: For details, see the Monthly Processing Date section on page 6

Net Premium, Scheduled Premium, Segment Premium and Target Premium: For details, see the Premium Provisions section on page 12

Policy Date: For details, see the Policy Date section on page 6

Right to Examine Period: For details, see the Policy Dates and Periods section on page 7 Second Death: For details, see the Payment of Death Proceeds section on page 10 Segment: For details, see the Segment section on page 7 Separate Account: For details, see the Separate Accounts section on page 13 Subaccounts: For details, see the Subaccounts section on page 14

Surrender Value and Net Surrender Value: For details, see the Policy Surrenders section on page 21

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V00025190005

INSURANCE COVERAGE PROVISIONS

POLICY DATES AND PERIODS

Policy Date

We show the Policy Date in your Schedule. It is the date from which we measure policy years, policy months and policy anniversaries, and it determines the Monthly Processing Date. A policy anniversary occurs each year on the same month and day as the Policy Date. If the Policy Date is not a Valuation Date, the policy anniversary will be the next Valuation Date.

The Policy Date is the effective date for all coverage provided under the initial Segment, or Segment #1. No coverage may take effect under your policy unless we received the amount of premium required for coverage to begin under your policy, and there has been no change in the insurability of the persons proposed for insurance from the date of your policy application to the date we receive this required premium.

Monthly Processing Date

The Monthly Processing Date is the date each month on which the Monthly Deduction from the Account Value is due. The first Monthly Processing Date is the Policy Date, or the investment date, if later. Subsequent Monthly Processing Dates are the same calendar day of each month as the Policy Date. If that date is not a valuation date, the Monthly Processing Date will be the next valuation date.

Valuation Date

A valuation date is each date on which the Accumulation Unit Value of the Subaccounts of the Separate Account and the net asset value of the shares of the corresponding mutual funds are determined. Currently, these values are determined after the close of business of the New York Stock Exchange (“NYSE”) on any normal business day, Monday through Friday, when the NYSE is open for trading. We may revise the valuation date as needed in accordance with applicable federal securities laws and regulations.

Investment Date

The investment date is the first date on which we allocate the Net Premium payment to your policy. We will allocate the initial Net Premium to your policy at the end of the valuation period during which all of the following requirements are satisfied:

a.	We receive the amount of premium required for coverage to begin under your policy;

b.	We have approved your policy for issue; and

c.	We have received all completed issue requirements at our Customer Service Center.

Initial Period

The initial period ends on the date we mail your policy to you plus 5 days and plus the Right to Examine Period.

Valuation Period

A valuation period is the period that begins at 4:00 p.m. Eastern time on a valuation date and ends at 4:00 p.m. Eastern time on the next valuation date. We may revise the valuation period as needed in accordance with applicable federal securities laws and regulations, with prior approval by the state in which the policy is delivered, if required.

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Right to Examine Period

The Right to Examine Period is the number of days after delivery of your policy during which you have the right to examine your policy and return it for a refund. For details, see the Cover Page.

DEATH BENEFIT PROVISIONS

Segment

A Segment is a piece of death benefit coverage. The Stated Death Benefit shown in your Schedule is the initial Segment, or Segment #1. Each increase in the Stated Death Benefit (other than due to a death benefit option change) is a new Segment. We will show each new Segment, with its effective date, on a new Schedule. The first Segment year begins on the effective date of the Segment and ends one year later. Each new Segment will be subject to new monthly cost of insurance, administrative, surrender and premium expense charges, if any, as well as new incontestability and suicide exclusion periods. For details, see the Requested Increases in Coverage section.

Stated Death Benefit

The Stated Death Benefit is the sum of the Segments under your policy and is shown in your Schedule. The Stated Death Benefit changes when there is an increase, decrease, or a transaction that causes your policy to change. For example, a partial withdrawal under Death Benefit Option 1 may cause the Stated Death Benefit to change.

Death Benefit Options

Death benefit options are different methods of calculating the Base Death Benefit. The death benefit option you selected is shown in your Schedule.

Base Death Benefit

The Base Death Benefit is the death benefit of your policy and does not include any additional death benefit provided by riders attached to your policy, if any. We calculate the Base Death Benefit according to one of the following death benefit options:

Death Benefit Option 1: Under Death Benefit Option 1, the Base Death Benefit is the greater of:

a.	The Stated Death Benefit; or

b.	The Account Value multiplied by the appropriate factor from the Death Benefit Factors described in your Schedule.

Death Benefit Option 2: Under Death Benefit Option 2, the Base Death Benefit is the greater of:

a.	The Stated Death Benefit plus the Account Value; or

b.	The Account Value multiplied by the appropriate factor from the Death Benefit Factors described in your Schedule.

Death Benefit Option 3: Under Death Benefit Option 3, the Base Death Benefit is the greater of:

a.	The Stated Death Benefit plus premiums received minus partial withdrawals and partial withdrawal service fees; or

b.	The Account Value multiplied by the appropriate factor from the Death Benefit Factors described in your Schedule.

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Minimum Death Benefit

We show the Minimum Death Benefit in your Schedule. The Minimum Death Benefit applies to the Target Death Benefit.

Target Death Benefit

The Target Death Benefit is an amount of death benefit coverage scheduled by you at issue and it may vary by year. If you do not have an Adjustable Term Insurance Rider, the Target Death Benefit in all years is the same as the Stated Death Benefit.

Total Death Benefit

The Total Death Benefit is equal to the Base Death Benefit, plus the death benefit from your Adjustable Term Insurance Rider, if any.

Definition of Life Insurance

The definition of life insurance test shown in your Schedule is the specific method by which we determine whether your policy meets the definition of life insurance under the Internal Revenue Code of 1986, as amended, and its rules and regulations. If you do not elect a test on your application, the Guideline Premium Test will apply to your policy. The test is not subject to change unless required by a change in the Internal Revenue Code or by other applicable legal authority.

We design your policy to qualify as a life insurance contract under the Internal Revenue Code, and we will construe all terms and provisions of your policy in a manner consistent with that design. The Base Death Benefit in force at any time will not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code. We reserve the right to amend your policy, return or refuse any premium, whether scheduled or unscheduled, adjust the amount of coverage and reject any policy request when required to maintain this tax qualification. We also reserve the right to reject any policy request if the request might cause us to return any premium to you, unless you have agreed in writing.

If premiums paid during any policy year exceed the limits set by the Internal Revenue Code, we will return the excess premiums to you, with interest as required by law, within 60 days after the end of the policy year. If we need to return premiums to you, we will deduct the amount on a “last in, first out” basis from the investment options in the same proportion as the amount in each investment option bears to the total in all investment options. However, under current tax law, you have the right to pay the premium required to keep your policy in force to the end of the policy year.

CHANGES IN INSURANCE COVERAGE

Once each policy year, you may give us notice requesting a change to the Stated Death Benefit. We must approve any change to the Stated Death Benefit and the following will apply to all changes:

a.	The effective date of the change will be the Monthly Processing Date immediately following the date of our approval;

b.	Any change will automatically cancel any future scheduled changes. After the change, the Target Death Benefit will remain level and equal to the amount in effect immediately following the change; and

c.	You may request a new schedule of changes in insurance coverage, but any new schedule is subject to our approval;

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Requested Increases in Coverage

Requested increases to the Stated Death Benefit are also subject to the following:

a.	Your request must be made after the first Monthly Processing Date and on or before the earlier of Joint Equivalent Attained Age 85 and the Older Insured’s Attained Age 90;

b.	The increase to the Stated Death Benefit may not be for an amount less than $25,000;

c.	You must provide evidence satisfactory to us that the Insureds are insurable according to our normal rules of underwriting for the applicable risk classes and ratings of your policy; and

d.	An increase will create a new Segment of Stated Death Benefit. Each new Segment will have its own monthly cost of insurance, administrative, surrender and premium expense charges, if any, as well as new incontestability and suicide exclusion periods.

Requested Decreases in Coverage

Requested decreases to the Stated Death Benefit are also subject to the following:

a.	Your request must be made after the end of the first policy year and must be for an amount greater than or equal to $1,000;

b.	We will limit the decrease such that, immediately after the requested decrease, the Target Death Benefit is at least the Minimum Death Benefit;

c.	If you have an Adjustable Term Insurance Rider, a decrease will first reduce the Adjustable Term Insurance Rider death benefit, and then reduce each of the Stated Death Benefit Segments in the same proportion that the Segment bears to the Stated Death Benefit, as of the effective date of the decrease; and

d.	A surrender charge will apply if you decrease a Segment of Stated Death Benefit during the surrender charge period. If a surrender charge applies, we will deduct it from the Account Value and reduce future surrender charges. For details, see the Surrender Charges section.

Death Benefit Option Changes

Beginning with the first Monthly Processing Date and ending at Attained Age 121 of the Younger Insured, you may give us notice requesting a change to the death benefit option. Both Insureds must be alive at the time of the change. This change will be effective as of the next Monthly Processing Date following approval. A death benefit option change applies to the entire Stated Death Benefit. We may not allow any change if it would reduce the Target Death Benefit below the Minimum Death Benefit. We do not allow the following death benefit option changes:

a.	Death Benefit Option 1 to Death Benefit Option 3;

b.	Death Benefit Option 2 to Death Benefit Option 3; and

c.	Death Benefit Option 3 to Death Benefit Option 2.

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After the effective date of the change, we will change the Stated Death Benefit according to the following table:

DEATH BENEFIT
OPTION CHANGE		STATED DEATH BENEFIT FOLLOWING THE CHANGE EQUALS THE:

FROM	TO

Death	Death	Stated Death Benefit prior to such change, minus the Account Value as of the
Benefit	Benefit	effective date of the change.
Option 1	Option 2

Death	Death	Stated Death Benefit prior to such change, plus the Account Value as of the
Benefit	Benefit	effective date of the change.
Option 2	Option 1

Death	Death	Stated Death Benefit prior to such change, plus the sum of all the premiums
Benefit	Benefit	received, minus all partial withdrawals and partial withdrawal service fees
Option 3	Option 1	taken prior to the effective date of the change.

To determine the Segment Stated Death Benefit after a death benefit option change, we allocate the Account Value to each Segment in the same proportion that the Segment bears to the Stated Death Benefit as of the effective date of the change.

PAYMENT OF DEATH PROCEEDS

Death Proceeds is the amount we will pay on the Second Death. Second Death means the death of the Insured who has survived the death of the other Insured or the simultaneous deaths of both Insureds. We will not pay any Death Proceeds on the death of an Insured if the other Insured is still living. We calculate the Death Proceeds as of the date of the Second Death.

Death Proceeds equals:

a.	The Total Death Benefit in effect on the date of the Second Death, plus

b.	The death benefit, if any, payable from your riders other than the Adjustable Term Insurance Rider; minus

c.	Any Loan Amount; minus

d.	Unpaid Monthly Deductions, if any, incurred prior to the date of the Second Death.

We will pay the Death Proceeds within 7 days of when we receive due proof of the death claim. Due proof of the death claim means we have received:

a.	Due proof of the death of both Insureds;

b.	Sufficient information to determine the amount of the Death Proceeds and the identity of the legally entitled beneficiaries; and

c.	Sufficient evidence that any legal impediments to payment that depend on parties other than us are resolved. Such legal impediments include, but are not limited to, the establishment of guardianships and conservatorships, the appointment and qualification of trustees, executors and administrators and our receipt of information required to satisfy state and federal reporting requirements.

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Any Death Proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Gender, Suicide Exclusion and Incontestability sections. We will pay the Death Proceeds in one lump sum unless you request an alternate method of payment. We describe other available payout methods in the Settlement Options Provisions section.

We will pay interest on the lump sum Death Proceeds from the date of the Second Death to the date of payment. We will compute interest using our most current interest rate for amounts left on deposit under the Hold at Interest settlement option. If we pay the Death Proceeds more than 30 calendar days after the date we receive due proof of the death claim, we will pay interest beginning on the 31st calendar day at an annual interest rate of 10% plus our most current interest rate for amounts left on deposit under the Hold at Interest settlement option.

CONTINUATION OF COVERAGE

If your policy is in force at Attained Age 121 of the Younger Insured, it will continue pursuant to the terms of your policy. On that date, the following will occur:

a.	If you have an Adjustable Term Insurance Rider, we will set the Stated Death Benefit of your policy equal to the Target Death Benefit. Any Adjustable Term Insurance Rider will then terminate;

b.	All other riders attached to your policy will also terminate;

c.	The portion of the Account Value invested in the Subaccounts of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the Subaccounts of the Separate Account will be allowed; and

d.	If the death benefit option in force on your policy is Death Benefit Option 2 or Death Benefit Option 3, we will change your policy to Death Benefit Option 1 in accordance with the procedures outlined in the Death Benefit Option Changes section of your policy. We will not allow further changes to the death benefit option.

After Attained Age 121 of the Younger Insured:

a.	We calculate the Base Death Benefit as stated in your policy;

b.	No further premiums will be accepted except amounts required to keep your policy from lapsing;

c.	No further Monthly Deductions will be taken;

d.	Transaction charges will continue to be deducted at the time of the applicable transaction;

e.	Interest will continue to be credited to the Account Value in the Guaranteed Interest Division; and

f.	Partial withdrawals will continue to be available;

g.	Loans will continue to be available and any existing loan will continue. Loan interest will continue to accrue and if not paid may cause your policy to lapse. Repayments on loans will be accepted; and

h.	Your policy will enter the 61-day Grace Period if the Net Account Value is zero or less.

You may surrender your policy if you do not want coverage to continue past Attained Age 121 of the Younger Insured.

Continuing coverage beyond Attained Age 100 of the Younger Insured may cause your policy to fail to qualify as life insurance under the Internal Revenue Code and you may be subject to adverse tax consequences. You should consult a tax advisor before you choose to continue your policy after Attained Age 100 of the Younger Insured.

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PREMIUM PROVISIONS

PREMIUMS

Scheduled Premium

Scheduled Premium is the amount that you indicate on your application as the amount you intend to pay at fixed intervals over a certain period. You may specify the interval as monthly, quarterly, semiannually or annually. You are not required to pay the Scheduled Premium and you may change it at any time. You may pay more or less than the amount of the Scheduled Premium, as described in the Premium Limitation section. Payment of the Scheduled Premium does not guarantee that the coverage will not lapse.

You may pay the Scheduled Premium shown in your Schedule while your policy is in force prior to Attained Age 121 of the Younger Insured. Under conditions provided in the Grace Period section, you may be required to make additional premium payments to keep your policy in force. All premiums after the first will be payable in advance as provided in the ING Customer Service Center section. Upon your request, we will furnish a receipt signed by one of our officers.

Unscheduled Premiums

You may make unscheduled premium payments at any time your policy is in force prior to Attained Age 121 of the Younger Insured, as described in the Premium Limitation section. Unless you give us notice otherwise, we will first apply these premium payments to reduce or pay off any existing loan. We may limit the amount of any unscheduled premium payments if the payment would result in an increase in the Base Death Benefit.

PREMIUM LIMITATION

We will return any premium or any portion of the Account Value that causes your policy not to qualify as life insurance under the Internal Revenue Code. We will also reject or return any unscheduled or Scheduled Premium if the premium would cause:

a.	An increase in the death benefit not allowed under our normal rules of underwriting; or

b.	Classification of your policy as a modified endowment contract under the Internal Revenue Code, unless you have agreed to such classification in writing.

You may not pay any premiums either after Attained Age 121 of the Younger Insured, except any premiums necessary to keep your policy from lapsing, or after the Second Death.

NET PREMIUM

Net Premium equals the premium received minus the premium expense charge. We deduct this charge from each premium before allocating the premium to the Account Value.

Each time we receive a premium we determine the premium expense charge by multiplying the applicable premium expense charge percentage by the premium amount. The applicable percentage is dependent on the Segment year in which we receive the premium. Premiums allocated to a new Segment will be subject to a new premium expense charge. The guaranteed maximum premium expense charge percentage is shown in your Schedule.

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Target Premium

The Target Premium for each Segment is shown in your Schedule. We use Target Premium to establish the premium expense charge and it is actuarially determined based on each Insured’s Attained Age and gender. We do not base Target Premium on the Scheduled Premium.

Segment Premium

Segment Premium is the actual premium received and allocated to existing Segments. We allocate premium in the same proportion that the Segment Target Premium bears to the sum of all Segment Target Premium. If there is only one Segment Target Premium, we allocate the entire premium to that Segment. The Segment Target Premium is shown in your Schedule. Because each Segment has unique Segment years, each Segment Premium is associated with a Segment year.

PREMIUM ALLOCATION

During the initial period, we will allocate Net Premium designated for allocation to the Subaccounts of the Separate Account to the money market Subaccount; and we will allocate Net Premium designated for allocation to the Guaranteed Interest Division to that division. On the valuation date immediately following the end of the initial period, we will transfer the balance of the amount in the money market Subaccount to other Subaccounts of the Separate Account according to your premium allocation instructions. Amounts allocated to the Guaranteed Interest Division will remain in that division.

After the initial period, we will allocate Net Premium to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division in accordance with your premium allocation instructions. These premium allocations will occur at the end of the valuation date during which we receive the premium at our Customer Service Center.

You may change your premium allocation instructions according to the terms and conditions described in your policy prospectus.

FAILURE TO PAY PREMIUM

If you stop paying premiums prior to Attained Age 121 of the Younger Insured, we will continue to deduct the Monthly Deduction to cover your policy and rider charges. If the Net Account Value is insufficient to cover the Monthly Deduction, coverage may lapse. For details, see the Grace Period section.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT

The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from our other assets.

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from the General Account and our other separate accounts. That portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business we may conduct or subject to creditor claims against us.

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SUBACCOUNTS

We divide the Separate Account into Subaccounts, each of which invests in a corresponding underlying mutual fund. The current eligible Subaccounts are in your policy prospectus. From time to time, we may add additional Subaccounts. If we do, we may allow you to choose from these other Subaccounts subject to the terms and conditions we may impose on your premium allocations.

We reserve the right to limit the number of Subaccounts in which you may invest over the life of your policy. We also reserve the right to restrict or reject an investment in a Subaccount that constitutes Excessive Trading or is prohibited by an underlying mutual fund in which a Subaccount invests. We will describe any limits and our definition of Excessive Trading in your policy prospectus.

CHANGES WITHIN THE SEPARATE ACCOUNT

We may, from time to time and subject to state and federal law and their rules and regulations, make any of the following changes to the Separate Account:

a.	Make additional Subaccounts available. These Subaccounts will invest in corresponding mutual funds we find suitable for your policy;

b.	Close or eliminate Subaccounts;

c.	Combine 2 or more Subaccounts;

d.	Substitute a new mutual fund for the existing mutual fund in which a Subaccount invests. A substitution may become necessary if, in our judgment, a mutual fund no longer suits the purposes of your policy, there is a change in laws or regulations, there is a change in a mutual fund’s investment objectives or restrictions, the mutual fund is no longer available for investment, or for any other reason, such as a declining asset base, we deem a substitution appropriate;

e.	Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another separate account;

f.	Withdraw the Separate Account from registration under the Investment Company Act of 1940;

g.	Operate the Separate Account as a management investment company under the Investment Company Act of 1940;

h.	Cause one or more Subaccounts to invest in a mutual fund other than, or in addition to, the mutual funds currently available;

i.	Discontinue or limit the sale of a product;

j.	Terminate any employer or plan trustee agreement with us pursuant to the agreement’s terms;

k.	Restrict or eliminate any voting rights as to the Separate Account; or

l.	Make any changes required by the Investment Company Act of 1940 or its rules or regulations.

We will not make a change until such change is disclosed in an effective prospectus or prospectus supplement, authorized by an order from the Securities and Exchange Commission (“SEC”), if necessary, and approved by the appropriate state insurance departments, if necessary. We will notify you of any changes to the Separate Account.

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GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of the General Account and provides guarantees of principal and interest. The Loan Division is also part of the General Account.

GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division is another investment option to which you may allocate all or part of the Account Value. The Account Value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any credited interest minus deductions taken from this division. Interest is credited at the guaranteed minimum interest rate shown in the Schedule or may be credited at a higher rate. We guarantee that the interest rate in effect at each policy anniversary will not change for the next 12 policy months.

LOAN DIVISION

The Loan Division is the part of the General Account in which funds are set aside to secure payment of any Loan Amount. For details, see the Policy Loan Provisions section.

TRANSFER PROVISIONS

After the initial period and until the policy anniversary nearest Attained Age 121 of the Younger Insured, you may give us notice requesting a transfer of the Account Value in each Subaccount to any other Subaccount of the Separate Account or to the Guaranteed Interest Division.

You may request one transfer from the Guaranteed Interest Division into the Separate Account Subaccounts within 30 days after each policy anniversary. The minimum required for this transfer is the lesser of $100 or 100% of the amount allocated to the Guaranteed Interest Division. The maximum allowed for this transfer is the greatest of:

a.	25% of the amount in the Guaranteed Interest Division at the time of the transfer or at time of the first partial withdrawal in that policy year;

b.	The sum of all amounts transferred and partially withdrawn from the Guaranteed Interest Division in the previous policy year; or

c.	$100.00.

We monitor transfer activity and may restrict or reject transfers that constitute Excessive Trading or transfers prohibited by an underlying mutual fund in which a Subaccount invests. Your policy prospectus in effect at the time of the transfer will include our definition of Excessive Trading and the related trading limits and requirements that we will apply to your transfer requests.

On Attained Age 121 of the Younger Insured, we will transfer the Account Value in each Subaccount of the Separate Account into the Guaranteed Interest Division and we will not allow any further transfers. Likewise, if you exercise the Change Right during the first two policy years, we will transfer the Account Value in each Subaccount of the Separate Account into the Guaranteed Interest Division and we will not allow any further transfers.

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ACCOUNT VALUE PROVISIONS

ACCOUNT VALUE

The Account Value is equal to the sum of the amounts allocated to the Subaccounts of the Separate Account and to the Guaranteed Interest Division plus any amount set aside in the Loan Division.

The Account Value reflects:

a.	The Net Premium applied to your policy;

b.	Any rider benefits applied to your policy;

c.	The fees and charges we deduct;

d.	Any partial withdrawals you take;

e.	The investment performance of the funds underlying the Subaccounts of the Separate Account;

f.	Interest credited to amounts allocated to Guaranteed Interest Division; and

g.	Interest credited to amounts held in the Loan Division.

The Net Account Value is equal to the Account Value minus any Loan Amount.

VALUES ON THE INVESTMENT DATE

The value of each Subaccount of the Separate Account and the Guaranteed Interest Division as of the investment date is equal to:

a.	The initial premium allocated to that Subaccount or division; minus

b.	The portion of any Monthly Deduction due as allocated to that Subaccount or division.

VALUE OF THE SUBACCOUNTS

On valuation dates after the investment date, we calculate the value of each Subaccount of the Separate Account as follows:

a.	The number of Accumulation Units in that Subaccount as of the beginning of the current valuation period multiplied by that Subaccount’s Accumulation Unit Value for the current valuation period; plus

b.	Any additional Net Premiums allocated to that Subaccount during the current valuation period; plus

c.	Any rider benefits allocated to that Subaccount during the current valuation period; plus

d.	Any value transferred to that Subaccount during the current valuation period; minus

e.	Any value transferred from that Subaccount during the current valuation period; minus

f.	Any partial withdrawals taken and any applicable partial withdrawal service fees which are allocated to that Subaccount during the current valuation period; plus

g.	Any amounts transferred into that Subaccount from the Loan Division as a result of a loan or loan interest payment; minus

h.	Any amounts transferred to the Loan Division as a result of any loans which are allocated to that Subaccount during the current valuation period; minus

i.	The portion of the Monthly Deduction allocated to that Subaccount, if a Monthly Processing Date occurs during the current valuation period; minus

j.	The portion of any transaction charges and mutual fund redemption fees allocated to that Subaccount during the current valuation period; minus

k.	The portion of any surrender charge resulting from a decrease in Stated Death Benefit allocated to that Subaccount.

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Accumulation Unit and Accumulation Unit Value

An Accumulation Unit is a unit of measurement used to calculate the Account Value in each Subaccount of the Separate Account. The Accumulation Unit Value of a Subaccount of the Separate Account is determined as of each valuation date. We use an Accumulation Unit Value to measure the experience of each Subaccount of the Separate Account during a valuation period. When each Subaccount is opened, we generally set the Accumulation Unit Value at $10. The Accumulation Unit Value for a valuation date equals the Accumulation Unit Value for the preceding valuation date multiplied by the accumulation experience factor defined below for the valuation period ending on the valuation date.

The number of Accumulation Units for a given transaction related to a Subaccount of the Separate Account as of a valuation date is determined by dividing the dollar value of that transaction by that Subaccount’s Accumulation Unit Value for that date.

Accumulation Experience Factor

For each Subaccount of the Separate Account, the accumulation experience factor reflects the investment experience of the corresponding mutual fund in which that Subaccount invests and the charges assessed against that Subaccount for a valuation period. We calculate the accumulation experience factor as a. divided by b. where:

a.	Is the result of:

	1.	The net asset value of the corresponding mutual fund in which that Subaccount invests as of the end of the current valuation period; plus

	2.	The amount of any dividend or capital gains distribution declared and reinvested in the corresponding mutual fund in which that Subaccount invests during the current valuation period; minus

	3.	A charge for taxes, if any.

b.	Is the net asset value of the corresponding mutual fund in which that Subaccount invests as of the end of the preceding valuation period.

VALUE OF THE GUARANTEED INTEREST DIVISION

On valuation dates after the investment date, we calculate the value of the Guaranteed Interest Division as follows:

a.	The value of the Guaranteed Interest Division at the end of the preceding valuation period plus interest at the declared rate credited during the current valuation period; plus

b.	Any additional Net Premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current valuation period; plus

c.	Any rider benefits allocated to the Guaranteed Interest Division during the current valuation period; plus

d.	Any value transferred to the Guaranteed Interest Division during the current valuation period; minus

e.	Any value transferred from the Guaranteed Interest Division during the current valuation period; minus

f.	Any partial withdrawals taken and any applicable partial withdrawal service fees which are allocated to the Guaranteed Interest Division during the current valuation period; plus

g.	Any amounts transferred from the Loan Division as a result of a loan or loan interest payment; minus

h.	Any amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current valuation period; minus

i.	The portion of the Monthly Deduction allocated to the Guaranteed Interest Division, if a Monthly Processing Date occurs during the current valuation period; minus

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j.	The portion of any transaction charges allocated to the Guaranteed Interest Division during the current valuation period; minus

k.	The portion of any surrender charge resulting from a decrease in Stated Death Benefit allocated to the Guaranteed Interest Division.

VALUE OF THE LOAN DIVISION

On valuation dates after the investment date, we calculate the value of the Loan Division as follows:

a.	The value of the Loan Division on the prior valuation date; plus

b.	Any loan interest credited to the Loan Division during the valuation period; plus

c.	An amount equal to any additional loans since the prior valuation date; minus

d.	Any loan repayments, including payment of loan interest; plus

e.	The amount of accrued loan interest if the valuation date is a policy anniversary; minus

f.	The amount of loan interest credited to the Loan Division during the year if the valuation date is a policy anniversary.

On policy anniversaries, we transfer any amount of loan interest credited to the Loan Division during the year from the Loan Division to the Subaccounts of the Separate Account and Guaranteed Interest Division according to your premium allocation instructions then in effect.

MONTHLY DEDUCTION The Monthly Deduction is equal to:

a.	The monthly cost of insurance charge for your policy and the other monthly charges shown in your Schedule, plus

b.	The monthly charges, if any, for any additional benefits provided by your riders.

The Monthly Deduction is taken from the Subaccounts of the Separate Account and Guaranteed Interest Division as of the Monthly Processing Date as described in the prospectus in effect at the time of the transaction. You may designate a single source from which we will take the Monthly Deduction. We will show the Monthly Deductions in periodic reports that we send you at least once per policy year, and we show the guaranteed maximum monthly charges in your Schedule. After Attained Age 121 of the Younger Insured, we will not subtract any further Monthly Deductions.

Cost of Insurance

The cost of insurance charge for your policy is the sum of the cost of insurance for all Segments. Each Segment's cost of insurance is the cost of insurance rate for that Segment, multiplied by the net amount at risk allocated to that Segment. It is determined on a monthly basis.

We use the net amount at risk to determine the cost of insurance charges; it is equal to a. divided by b., minus c., where:

a.	Is the sum of the Base Death Benefit for each Segment as of the Monthly Processing Date (after subtracting those Monthly Deduction charges that are deducted before calculating the Base Death Benefit cost of insurance);

b.	Is the result of One plus the monthly equivalent of the guaranteed minimum interest rate for the Guaranteed Interest Division as shown in your Schedule; and

c.	Is the Account Value as of the Monthly Processing Date (after subtracting those Monthly Deduction charges that are deducted before calculating the Base Death Benefit cost of insurance).

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We will allocate the net amount at risk to a Segment in the same proportion as that Segment’s Stated Death Benefit bears to the sum of the Stated Death Benefits for all Segments.

We will determine the cost of insurance rate for each Segment from time to time. Different rates will apply to each Segment. We will base the rates on the genders and Segment Ages as of the Segment effective date, the duration since the coverage began and the Segment risk classes of the Insureds.

Transaction Charges

We deduct transaction charges, as described in your Schedule, at the time of the applicable transaction.

Redemption Fees

If applicable, we may deduct the amount of any redemption fees imposed by the underlying mutual funds resulting from partial withdrawals, transfers or other transactions you initiate. Redemption fees, if applicable, are separate and distinct from any transaction charges or any other charges deducted from the Account Value.

ADJUSTMENT TO POLICY COST FACTORS

We may periodically change the rates for the cost of insurance and other charges, or the interest rates we credit to the Guaranteed Interest Division We will base any changes on our expectations of the following future cost factors: mortality, expenses including taxes, persistency, investment earnings and reinsurance. Any change will apply to all policies covering Insureds of the same Age, gender and risk class of the two Insureds that have been in force for the same period. The cost of insurance and expense charge rates will never exceed the guaranteed maximum rates as stated in your Schedule. The interest rate we credit to the Guaranteed Interest Division will never be less than the guaranteed minimum interest rate shown in your Schedule. We will not adjust cost of insurance rates, other charges or the interest rates we credit to the Guaranteed Interest Division to recover past losses.

POLICY LOAN PROVISIONS

LOANS

You may give us notice requesting a loan, secured only by your policy, on or after the first Monthly Processing Date. The minimum and maximum amount you may borrow is shown in your Schedule. However, requesting a maximum loan may cause your policy to enter the Grace Period before the next policy anniversary.

The Loan Amount equals:

a.	The Loan Amount as of the beginning of the policy year; plus

b.	New loans; plus

c.	Accrued but unpaid loan interest; minus

d.	Loan repayments.

If the Loan Amount equals or exceeds the Account Value, you must pay a premium sufficient to keep your policy in force. For details, see the Grace Period section. Loans may generate an income tax liability, reduce the available Surrender Value and Death Proceeds or cause your policy to lapse.

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When you take a loan or you do not pay the loan interest in cash when due, we will transfer an amount equal to the loan or unpaid loan interest, respectively, from the Subaccounts of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. Unless you request otherwise, we will transfer this amount from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that the value in each bears to the Net Account Value as of the date the transfer is effective.

LOAN INTEREST

We charge you loan interest on the amount in the Loan Division. The guaranteed maximum loan interest rate is shown in your Schedule. The current loan interest rate may be less than the maximum rate and may change from time to time. We will notify you of the current loan interest rate when you receive a loan and give you reasonable advance notice of any increase in the current loan interest rate. Loan interest is due and payable at the end of each policy year. If loan interest is not paid when due, it is added to the loan. For details, see the Loans section.

We also credit the amount in the Loan Division with loan interest at an annual interest rate no less than the rate shown in the Schedule. Interest we credit becomes part of the Loan Division until the end of the policy year when we transfer it to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division according to your most recent premium allocation instructions.

We will not terminate your policy in a policy year as the sole result of a change in the loan interest rate in that policy year; and will maintain coverage until your policy would have otherwise terminated without the change in loan interest rate in such policy year.

LOAN REPAYMENTS

You may repay all or part of a loan at any time while your policy is in force. Unless you indicate otherwise, we will apply any payments other than Scheduled Premiums as loan repayments and not as premiums. Unless you indicate otherwise, when you make a loan repayment, we will transfer an amount equal to the loan repayment from the Loan Division to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division according to your most recent premium allocation instructions.

PARTIAL WITHDRAWAL PROVISIONS

PARTIAL WITHDRAWALS

A partial withdrawal is a withdrawal of a portion of the Net Surrender Value. Taking a partial withdrawal may result in a surrender charge and may reduce your Death Proceeds. We deduct a partial withdrawal service fee each time you take a partial withdrawal. The amount of the partial withdrawal service fee and the surrender charge are shown in your Schedule.

You may give us notice requesting a partial withdrawal on any valuation date after the first policy anniversary. The partial withdrawal will be effective as of the valuation date after we approve your request. The minimum and maximum partial withdrawal amounts are shown in your Schedule. We may limit the number of partial withdrawals in a policy year to the number shown in your Schedule. We will also limit the amount of the partial withdrawal so that, immediately after the requested partial withdrawal, the Target Death Benefit is at least equal to the Minimum Death Benefit we require to issue your policy.

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Unless you request otherwise, the amount withdrawn will be taken from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that the value in each bears to the Net Account Value immediately prior to the partial withdrawal. However, an amount withdrawn from the Guaranteed Interest Division may not exceed the total partial withdrawal multiplied by the ratio of the Account Value in the Guaranteed Interest Division to the Net Account Value immediately prior to the partial withdrawal. We deduct the partial withdrawal service fee and any surrender charge from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that the value in each bears to the Net Account Value immediately after the partial withdrawal.

We may ask you to return your policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits, if any, will be effective as of the valuation date after we approve your request.

PARTIAL WITHDRAWAL EFFECT ON DEATH BENEFIT

A partial withdrawal does not reduce the Stated Death Benefit when:

a.	The Base Death Benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code; and

b.	The amount withdrawn is not greater than that which reduces the Account Value to the level that no longer requires the Base Death Benefit to be increased for Internal Revenue Code purposes.

In all other situations, a partial withdrawal may reduce the Stated Death Benefit, depending on the death benefit option in effect:

a.	For a policy with Death Benefit Option 1, a partial withdrawal reduces the Stated Death Benefit by the amount of the partial withdrawal.

b.	For a policy with Death Benefit Option 2, a partial withdrawal does not reduce the Stated Death Benefit.

c.	For a policy with Death Benefit Option 3, a partial withdrawal reduces the Stated Death Benefit by any partial withdrawal amount in excess of premiums paid, minus prior partial withdrawals, to the date of the partial withdrawal.

If a partial withdrawal reduces the Stated Death Benefit, it will also reduce the Target Death Benefit by an equal amount. Any reduction in death benefit or Account Value will occur as of the valuation date after we approve your partial withdrawal request. We will limit the amount of the partial withdrawal such that, immediately after the requested partial withdrawal, the death benefit is at least equal to the Minimum Death Benefit.

SURRENDER PROVISIONS

POLICY SURRENDERS

You may give us notice requesting a surrender of your policy at any time after the Right to Examine Period and before the Second Death, and receive the Net Surrender Value. We will compute the Net Surrender Value as of the valuation date we receive both your notice to surrender and your policy at our Customer Service Center. We will cancel your policy as of the date we receive your notice, and you will not have any further benefits under your policy. You cannot reinstate your policy once you have surrendered it.

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We will pay the Net Surrender Value in one lump sum unless you request an alternate method of payment. We describe other available payout methods in the Settlement Options Provisions section.

Surrender Value

Surrender Value is the Account Value minus surrender charges, if any. The Surrender Value will not be less than the minimums required as of the Policy Date by the state in which your policy is delivered.

Net Surrender Value

The Net Surrender Value on any date equals:

a.	The Surrender Value; minus

b.	Any Loan Amount.

SURRENDER CHARGES

The surrender charge is the charge made against the Account Value in the event of surrender, policy lapse, requested decrease in the Stated Death Benefit, or certain partial withdrawals. A separate surrender charge may apply to each Segment of Stated Death Benefit and any additional death benefit increases for each policy year. The surrender charge for your policy is the sum of the surrender charges for each Segment of Stated Death Benefit.

The surrender charge is shown in your Schedule. The surrender charge is based on the amount of Stated Death Benefit surrendered and may change with any increase or decrease in your policy’s death benefit.

During the surrender charge period for a given coverage Segment, if you request a decrease to the Stated Death Benefit or take a partial withdrawal that causes the Stated Death Benefit to decrease, the surrender charge will decrease in the same proportion that the Stated Death Benefit decreases.

If there is a decrease in the Stated Death Benefit, we deduct the applicable surrender charge from the Account Value. The amount of the surrender charge that we deduct will equal the surrender charge in effect before the decrease minus the surrender charge in effect after the decrease. If the amount deducted from the Account Value causes the Net Account Value to become zero or less, you may enter the Grace Period. For details, see the Grace Period section.

BASIS OF COMPUTATION

We have filed a detailed statement of the method of computation of the policy values with the insurance department of the state in which your policy was delivered, if required.

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD AND LAPSE

On a Monthly Processing Date, if the Net Account Value is zero or less, your policy will enter into the Grace Period for 61 days.

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Once your policy has entered the Grace Period, to keep it in force you must make a required premium payment. This required premium payment will be equal to the past due charges plus an amount we expect to be sufficient to keep your policy and any riders in force for 2 months following receipt of this required premium payment. We will mail notice of the amount of this required premium payment to you and any assignee at the last known address at least 30 days before the end of the Grace Period. If you send this required premium payment by U.S. mail, postmarked within the Grace Period, we will apply the Net Premium payment to your policy and deduct the past due amounts. We will consider any required premium payment received by us within 7 days of the end of the Grace Period as having been mailed within the Grace Period.

If we do not receive at least the required premium payment by the end of the Grace Period, your policy will lapse. Lapse means that your policy terminates without value.

If the Second Death occurs during the Grace Period, we will deduct any unpaid Monthly Deductions from the Death Proceeds of your policy. If you surrender your policy during the Grace Period, we will deduct any unpaid Monthly Deductions from the Surrender Value.

TERMINATION

All coverage provided by your policy will end as of the earliest of:

a.	The date your policy is surrendered;

b.	The date of the Second Death; or

c.	The date your policy lapses (when the Grace Period ends without payment of the required premium).

Coverage provided by your riders will end according to their terms.

REINSTATEMENT

Reinstatement means putting a lapsed policy back in force. If your policy has lapsed at the end of the Grace Period, we will reinstate your policy if you meet all of the conditions listed below. The reinstatement date will be the Monthly Processing Date on or next following the date you meet all of the conditions. If you have met all of the conditions listed below, and the Second Death occurs before the Monthly Processing Date on which we reinstate your policy, we will pay the Death Proceeds as of that Monthly Processing Date.

We will allow reinstatement subject to the following conditions:

a.	You have not surrendered your policy for its Net Surrender Value;

b.	We receive your notice to reinstate your policy on or before the earlier of:

	1.	5 years after the date your policy lapses, or

	2.	Attained Age 121 of the Younger Insured;

c.	You submit evidence satisfactory to us that each surviving Insured is still insurable according to our normal rules of underwriting applicable to the original risk classes and ratings of your policy;

d.	We receive payment of a premium at least equal to an amount projected to keep your policy and any applicable riders in force from the beginning of the Grace Period to the end of the expired Grace Period and for an additional 2 months after the date of reinstatement (we will notify you of this required reinstatement premium amount in a reinstatement letter); and

e.	We receive any requested payment amounts within the period provided in the reinstatement letter.

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Once we reinstate your policy:

a.	We will reinstate the Loan Amount, if any, as of the end of the Grace Period;

b.	The surrender charge period for your reinstated policy will be determined as if your policy had not lapsed;

c.	The Net Premium received minus past due amounts will be allocated either to the Subaccounts of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the Grace Period, or as directed by you in writing at the time of reinstatement; and

d.	The Account Value on the reinstatement date will equal:

	1.	The Account Value at the end of the Grace Period; plus

	2.	The Net Premium paid on reinstatement; minus

	3.	Any unpaid Monthly Deductions through the end of the Grace Period.

You may reinstate your riders subject to the provisions in the rider forms.

GENERAL POLICY PROVISIONS

YOUR POLICY

Your initial policy, including a copy of your application and any amendments, endorsements and riders, plus any subsequent applications for changes to your policy or reinstatement and Schedules, amendments, riders, endorsements, make up your entire policy between you and us. We will attach a copy of your original application to your policy at issue. If there is a change in coverage, we will send you a copy of any application and any applicable Schedules for you to attach to your policy. In the absence of fraud, we will consider all statements made in your initial application, and any application for reinstatement, as representations and not warranties. No statement will be used to deny a claim unless it is in an application that is made part of your policy.

Both our president, or an officer, and our secretary or assistant secretary must sign all changes to your policy. No other person can change any of your policy's terms and conditions.

Your policy does not participate in our surplus earnings.

NOTICE AND PROCEDURES

Unless we provide otherwise in your prospectus, you must send us notice of all selections, designations, assignments and requests in a written form acceptable to us. You should send any notice to our Customer Service Center. We may require a return of your policy or proof of your lost policy for the surrender of, or any change to, your policy. We are not liable for any action we take before we receive and record your written notification at our Customer Service Center.

Where applicable, all changes to your policy will be subject to our normal rules of underwriting, to include availability of reinsurance coverage, risk classifications and ratings.

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In the event of the death of either of the Insureds, please let us know as soon as possible. Once we receive notification of the Second Death, we will promptly send claim filing instructions to you or the beneficiary. We may require proof of Age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorizations as part of due proof of the death claim. These authorization forms allow us to obtain information about the decedent, including, but not limited to, medical records of physicians and hospitals used by the decedent.

AGES

Age

Age is the age of the designated Insured on his or her birthday nearest the Policy Date. We issue your policy at the Ages shown in your Schedule.

Attained Age

Attained Age is the designated Insured's Age as of the Policy Date plus the number of completed policy years, regardless of whether the Insured is living or deceased. For example, "Attained Age 121 of the Younger Insured" is the date on which the Younger Insured's Age as of the Policy Date plus the number of completed policy years equals 121.

Joint Equivalent Age

Joint Equivalent Age is a combination of both Insureds' ages and is determined on the Policy Date. We issue your policy at the Joint Equivalent Age shown in your Schedule.

Joint Equivalent Attained Age

Joint Equivalent Attained Age is the Joint Equivalent Age on the Policy Date plus the number of completed policy years.

Segment Age

Segment Age is the age of the Insured on his or her birthday nearest the first day of the Segment.

INSUREDS

Insured

An Insured is one of the two persons whose life is insured by your policy. Each Insured is shown in your Schedule and may or may not be the owner of your policy.

Younger Insured

The Younger Insured is the younger of the two Insureds as of the Policy Date.

Older Insured

The Older Insured is the older of the two Insureds as of the Policy Date.

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OWNERS

The original owner is the person or entity named as the owner in your application. You, as the owner, can exercise all rights and receive the benefits until the Second Death. This includes the right to change the owner, beneficiaries and methods for the payment of Death Proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

You may name a new owner by sending us notice. Unless you state otherwise, the new owner designation will take effect on the date you sign the notice, subject to any payments or actions we take prior to receipt of your notice at our Customer Service Center.

BENEFICIARIES

Your beneficiary designation will be on file with us or at a location designated by us. Until the Second Death, you may name a new beneficiary by sending us notice. Unless you state otherwise, the new beneficiary designation will take effect on the date you sign the notice, subject to any payments or actions we take prior to receipt of your notice at our Customer Service Center. We will pay Death Proceeds to the beneficiaries listed on your most recent beneficiary designation and we will not be subject to multiple payments.

We will pay the Death Proceeds to the primary beneficiary or beneficiaries surviving the Second Death. If no primary beneficiaries survive the Second Death, we will pay the surviving contingent beneficiary or beneficiaries. If more than one beneficiary in a class survives the Second Death, they will share the Death Proceeds equally, unless your beneficiary designation provides otherwise. We will pay the Death Proceeds to you or your estate if there is no surviving designated beneficiary.

POLICY SPLIT

As described below, upon the occurrence of the events listed below, you may divide this policy into two single life policies, one on the life of each Insured. The new policies must be products acceptable to us at the time of the split. We will not require any evidence of insurability, but both Insureds must be living on the effective date of the split, or the split will be void. You may not elect this benefit if any Segment rating on either Insured is uninsurable or is a higher rating than 3.0 multiplied by the non-rated risk class or either Insured is over Attained Age 85.

By notice to us, you must exercise this option within 180 days of the occurrence of any of the following events:

a.	Three months following the effective date of a final dissolution decree with respect to the marriage (or same sex relationship, when recognized by applicable law) of the two Insureds;

b.	The effective date of a change to federal estate tax law that results in either:

	1.	Removal of the unlimited marital deduction provision; or

	2.	A reduction in the current maximum federal estate tax rate of at least 50% from the rate as of the Policy Date; or

c.	The effective date of dissolution of any business owned or conducted by the two Insureds on the Policy Date.

The notice must provide satisfactory evidence that the contingent event has occurred.

The effective date of the split will be the first Monthly Processing Date after we have approved your request. We will base the premiums for each new policy on each Insured's Attained Age, gender and risk class at the time of the split. Riders on the new policies are subject to availability and satisfactory evidence of insurability. As of the effective date of the split:

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a.	Premiums will be due for each new policy in accordance with its terms;

b.	The Base Death Benefit of your policy will be split 50% to each of the new policies;

c.	We will allocate the Account Value of your policy, less any applicable surrender charge, between the new policies in the same proportion as the Base Death Benefit. However, we reserve the right to limit the amount applied to the new policies if the allocation would cause an increase in the Base Death Benefit of the new policies. We will pay any remaining Account Value, less any applicable surrender charge, to the new owner in cash;

d.	We will transfer any loan to each new policy in the same proportion as the Account Value, less any applicable surrender charge;

e.	Any assignee must agree to the split, and any assignment of the policy will apply to each new policy; and

f.	Each new policy will have a new policy date; however, we will continue to measure the suicide and incontestability periods for the new policies from the Policy Date of your original policy.

You should consult a tax advisor before you choose to exercise the option to split your policy, as there may be tax consequences.

CHANGE RIGHT

If for any reason within the first two policy years you no longer want a policy in which values vary with the investment experience of the Subaccounts of the Separate Account, we will change your policy. The change will be implemented by transferring the Account Value in all the Subaccounts of the Separate Account into the Guaranteed Interest Division and removing your future right to choose to allocate Account Value to the Subaccounts of the Separate Account.

ASSIGNMENT

You may assign your policy as security by giving us notice. Unless you state otherwise, the assignment will take effect on the date you sign the notice, subject to any payments or actions we take prior to receipt of your notice at our Customer Service Center. The rights of the owner and beneficiaries are subject to the assignment. We are not liable for the validity of any assignment.

INCONTESTABILITY

After your policy has been in force during the lifetimes of the Insureds for 2 years from the date of issue, we will not contest it, except for nonpayment of premiums. After your policy has been in force during the lifetimes of the Insureds for 2 years from the effective date of any approved request requiring underwriting, we will not contest the approved request, except for nonpayment of premiums. We will base any contest only on statements made in your application for your policy or in your request requiring underwriting, whichever is applicable; and the statements must be material to the risk accepted or the hazard assumed by us. Notwithstanding the above, we may contest your policy at any time if it was procured by fraud, as permitted by the law of the state in which your policy was delivered.

MISSTATEMENT OF AGE OR GENDER

We will adjust the death benefit if either Insured's Age or gender has been misstated. Notwithstanding the Incontestability section, the death benefit will be that which the cost of insurance, as deducted from the Account Value on the last Monthly Processing Date prior to the Second Death, would have purchased using the Insureds' correct Ages and genders.

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CHANGE IN TOBACCO USE

If there is a change in either Insured's tobacco use habits during the time your policy is in force, you may apply for a change to the Insured's risk class by sending notice to us at our Customer Service Center. Your policy must have been in force for one year from the date of issue before you may make your request. We will base any change on our normal rules of underwriting.

SUICIDE EXCLUSION

If either of the Insureds commits suicide, while sane or insane, within 2 policy years of the date of issue, we will make a limited payment to the beneficiary. We will pay in one lump sum the amount of all premiums paid to us during that time, minus any Loan Amount and partial withdrawals. Coverage under your policy and all riders will then terminate.

If after 2 policy years from the date of issue and within 2 Segment years of the effective date of a new Segment or any approved action requiring underwriting, either of the Insureds commits suicide, while sane or insane, we will make a limited payment to the beneficiary for the new Segment or benefit. This payment will equal the cost of insurance and any applicable monthly administrative charges deducted for such Segment or other benefit. Coverage under that Segment or increase will then terminate.

DEFERRAL OF PAYMENT

We will mail payments in response to your notice requesting a partial withdrawal, a loan or surrender within 7 days of receipt and approval of your notice.

We may postpone, however, the processing of any Separate Account transaction because of the following conditions:

a.	The NYSE is closed, other than customary weekend and holiday closings;

b.	The SEC declares that a state of emergency exists such that determination and payment from the Separate Account is not reasonably practicable to determine the Account Value in the Subaccounts;

c.	Trading on the NYSE is restricted by the SEC; or

d.	A government body having jurisdiction over the Separate Account by order permits such suspension.

The rules and regulations of the SEC, if any, apply and govern whether the conditions described in b., c. and d. exist.

We may defer payment from the Guaranteed Interest Division of any partial withdrawal, surrender or loan, except for any loan used to pay premiums for up to 6 months after receipt of your notice. We will not defer payment of Death Proceeds.

PERIODIC REPORTS

We will send you, without charge, at least once each year a report that shows the report period date, the Account Value, the Surrender Value, the amounts credited and debited to your policy, the death benefit, any Loan Amount and a notice if your policy will enter the Grace Period before the end of the next reporting period based on guaranteed charges and no additional premium payments. The report will also show the allocation of the Account Value as of the date of the report and the amounts added to or deducted from the Account Value since the last report. The report will include any other information required by the insurance department of the state in which your policy is delivered.

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ILLUSTRATION OF BENEFITS AND VALUES

You may give us notice requesting a hypothetical illustration of future death benefits and Account Values. This illustration will include the information required by the laws of the state where your policy is delivered. If you request more than one illustration during a policy year, we reserve the right to charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in your Schedule.

ING CUSTOMER SERVICE CENTER

The ING Customer Service Center is located at P.O. Box 5065, Minot, ND 58702-5065. For overnight delivery, the address is 2000 21st Ave NW, Minot, ND 58703-0890. Unless we give you notice otherwise, you should send:

a.	All payments to the address on any provided premium notice or coupon and return envelope; and

b.	All other payments, notices and requests to the ING Customer Service Center.

SETTLEMENT OPTIONS PROVISIONS

SETTLEMENT OPTION SELECTION

A Settlement Option provides for payment of Death Proceeds or the Net Surrender Value in other than a lump sum. You may select a Settlement Option by giving us notice before the Second Death. If you have not selected a Settlement Option, the beneficiary may give us notice within 60 days after we receive due proof of the death claim of both Insureds. You may not name a payee that is not a natural person without our consent.

SETTLEMENT OPTIONS

a.	Settlement Option I:

Payouts for a Designated Period. Based on your selection, we will pay annual, semi-annual, quarterly or monthly installments per year for a designated period that may be 5 to 30 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of proceeds applied is in Settlement Table I.

b.	Settlement Option II:

Life Income with Payouts for a Designated Period. Based on your selection, we will pay annual, semi-annual, quarterly or monthly installments per year throughout the payee's lifetime, or if longer, for a period of 5, 10, 15 or 20 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of proceeds applied is in Settlement Option Table II. This Settlement Option is available only for ages shown in the table. Payouts for Settlement Option II will be determined by using the 2000 Individual Annuity Mortality Table for the appropriate gender at 1.5% interest.

c.	Settlement Option III:

Hold at Interest. You may leave amounts on deposit with us that we will pay on the death of the payee, or at any earlier date you select. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. You select whether interest will be left on deposit with us and accumulated or paid in monthly, quarterly, semi-annual or annual payments each year. You may not leave any amount on deposit for more than 30 years.

d.	Settlement Option IV:

Payouts of a Designated Amount. Based on your selection, we will pay a designated amount in annual, semi-annual, quarterly or monthly equal installments per year until the proceeds, together with interest at the rate declared by us or at any higher rate required by law, are exhausted.

e.	Settlement Option V:

Other. Settlement may be made in any other manner as agreed in writing between you (or the beneficiary) and us.

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SETTLEMENT OPTION CHANGES AND WITHDRAWALS

You may change any Settlement Option at any time before the Second Death. If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has selected the Settlement Option, the beneficiary (as primary payee) may take the following actions:

a.	Make a change from Settlement Options I, III, and IV to another Settlement Option;

b.	Take a full withdrawal under Settlement Option III or IV; and partial withdrawals of not less than $300 under Settlement Option III;

c.	Commute and receive in one sum any remaining installments under Settlement Option I at 1.5% interest; and

d.	Change any contingent payee designation.

You may give us notice requesting a change or withdrawal. We may require that you send in the supplementary policy or provide proof of your lost policy. We may defer payment of a commuted payment and any withdrawals for a period up to 6 months.

SETTLEMENT OPTION EXCESS INTEREST

We may declare an interest rate above the guaranteed rate on Settlement Options I, II, III and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods.

SETTLEMENT OPTION MINIMUM AMOUNTS

The minimum amount you may apply under any Settlement Option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When a Settlement Option becomes effective, we will surrender your policy in exchange for a supplementary policy. It will provide for the manner of settlement and rights of the payees. The supplementary policy’s effective date will be the date of the Second Death or the date of surrender. The first payment under Settlement Options I, II, and IV will be payable as of the effective date. The first interest payment under Settlement Option III will be made as of the end of the interest payment period selected. We will make subsequent payments in accordance with the frequency of payment selected. You may not assign the supplementary policy or payments without our consent.

INCOME PROTECTION

Unless otherwise provided in the selection, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, retained amounts and installments are not subject to any payee's debts, policies or engagements.

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DEATH OF PRIMARY PAYEE

On the primary payee's death, we will continue any payments certain under Settlement Option I or II, interest payments under Settlement Option III, or payments under Settlement Option IV to the contingent payee, or release any amounts in one lump sum, if permitted by your policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables that follow show monthly installments for Settlement Options I and II. To arrive at annual, semi-annual or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. We will provide factors for other periods certain, or for other options provided by mutual agreement, on reasonable request.

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SETTLEMENT OPTION TABLES

SETTLEMENT OPTION TABLE I (Per $1,000 of proceeds)

No. of Years	Monthly	No. of Years	Monthly
Payable	Installment	Payable	Installment

5	$17.28	18	$5.27

6	$14.51	19	$5.03

7	$12.53	20	$4.81

8	$11.04	21	$4.62

9	$9.89	22	$4.44

10	$8.96	23	$4.28

11	$8.21	24	$4.13

12	$7.58	25	$3.99

13	$7.05	26	$3.86

14	$6.59	27	$3.75

15	$6.20	28	$3.64

16	$5.85	29	$3.54

17	$5.55	30	$3.44

We base these monthly installments on an interest rate of 1.5% per year.

2519(JTVUL)-12/08

V00025190032

SETTLEMENT OPTION TABLES (CONTINUED)

			SETTLEMENT OPTION TABLE II
					Female
				(Per $1,000 of proceeds)

Age of		Monthly			Age of Payee's		Monthly
Payee's		Installment			Nearest		Installment
Nearest					Birthday
Birthday					When First
When First					Installment is
Installment is					Payable
Payable

	Life	Life	Life	Life		Life	Life	Life	Life
Female	With 5 With 10 With 15 With 20				Female	With 5	With 10	With 15	With 20
	Years	Years	Years	Years		Years	Years	Years	Years
	Certain Certain Certain Certain					Certain	Certain	Certain	Certain

15	1.92	1.92	1.92	1.92	41	2.57	2.56	2.56	2.55

16	1.94	1.94	1.94	1.94	42	2.61	2.60	2.60	2.59

17	1.95	1.95	1.95	1.95	43	2.65	2.64	2.64	2.63

18	1.97	1.97	1.97	1.97	44	2.69	2.69	2.68	2.67

19	1.99	1.99	1.99	1.99	45	2.74	2.73	2.73	2.71

20	2.01	2.01	2.01	2.00	46	2.79	2.78	2.77	2.76

21	2.02	2.02	2.02	2.02	47	2.84	2.83	2.82	2.80

22	2.04	2.04	2.04	2.04	48	2.89	2.88	2.87	2.85

23	2.06	2.06	2.06	2.06	49	2.94	2.94	2.92	2.90

24	2.08	2.08	2.08	2.08	50	3.00	2.99	2.98	2.95

25	2.10	2.10	2.10	2.10	51	3.06	3.05	3.03	3.00

26	2.13	2.12	2.12	2.12	52	3.12	3.11	3.09	3.06

27	2.15	2.15	2.15	2.14	53	3.19	3.18	3.16	3.12

28	2.17	2.17	2.17	2.17	54	3.26	3.25	3.22	3.18

29	2.19	2.19	2.19	2.19	55	3.33	3.32	3.29	3.24

30	2.22	2.22	2.22	2.21	56	3.41	3.39	3.36	3.30

31	2.25	2.24	2.24	2.24	57	3.49	3.47	3.43	3.37

32	2.27	2.27	2.27	2.27	58	3.58	3.56	3.51	3.44

33	2.30	2.30	2.30	2.29	59	3.67	3.65	3.59	3.51

34	2.33	2.33	2.32	2.32	60	3.77	3.74	3.68	3.58

35	2.36	2.36	2.35	2.35	61	3.87	3.84	3.77	3.66

36	2.39	2.39	2.39	2.38	62	3.98	3.94	3.86	3.73

37	2.42	2.42	2.42	2.41	63	4.10	4.05	3.96	3.81

38	2.46	2.45	2.45	2.44	64	4.22	4.16	4.06	3.88

39	2.49	2.49	2.49	2.48	65	4.35	4.29	4.16	3.96

40	2.53	2.53	2.52	2.51	66	4.49	4.42	4.27	4.04

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.5% per year.

2519(JTVUL)-12/08

V00025190033

SETTLEMENT OPTION TABLES (CONTINUED)

SETTLEMENT OPTION TABLE II
	Female (Continued)
	(Per $1,000 of proceeds)

Age of		Monthly
Payee's		Installment
Nearest
Birthday
When First
Installment is
Payable

	Life	Life	Life	Life
Female	With 5	With 10	With 15	With 20
	Years	Years	Years	Years
	Certain	Certain	Certain	Certain

67	4.64	4.55	4.38	4.11

68	4.80	4.69	4.49	4.19

69	4.97	4.85	4.61	4.26

70	5.15	5.00	4.73	4.33

71	5.35	5.17	4.85	4.39

72	5.56	5.35	4.97	4.45

73	5.78	5.53	5.09	4.51

74	6.03	5.72	5.20	4.56

75	6.28	5.92	5.31	4.60

76	6.56	6.12	5.42	4.64

77	6.85	6.32	5.52	4.68

78	7.17	6.53	5.62	4.70

79	7.50	6.74	5.70	4.73

80	7.86	6.95	5.78	4.75

81	8.23	7.15	5.85	4.76

82	8.63	7.35	5.91	4.78

83	9.04	7.54	5.97	4.79

84	9.47	7.71	6.01	4.80

85	9.91	7.88	6.05	4.80

86	10.36	8.03	6.08	4.81

87	10.82	8.17	6.11	4.81

88	11.28	8.29	6.13	4.81

89	11.73	8.40	6.15	4.81

90	12.17	8.50	6.16	4.81

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.5% per year.

2519(JTVUL)-12/08

V00025190034

SETTLEMENT OPTION TABLES (CONTINUED)

			SETTLEMENT OPTION TABLE II
				Male
				(Per $1,000 of proceeds)

Age of Payee's		Monthly			Age of		Monthly
Nearest		Installment			Payee's		Installment
Birthday When					Nearest
First					Birthday
Installment is					When First
Payable					Installment is
					Payable

	Life	Life	Life	Life		Life	Life	Life	Life
Male	With 5	With 10 With 15 With 20			Male	With 5	With 10 With 15		With 20
	Years	Years	Years	Years		Years	Years	Years	Years
	Certain	Certain Certain Certain				Certain	Certain	Certain	Certain

15	1.99	1.99	1.99	1.99	41	2.73	2.73	2.72	2.70

16	2.01	2.01	2.01	2.01	42	2.78	2.78	2.76	2.74

17	2.03	2.03	2.03	2.03	43	2.83	2.82	2.81	2.79

18	2.05	2.05	2.05	2.04	44	2.88	2.87	2.86	2.83

19	2.07	2.07	2.07	2.06	45	2.94	2.93	2.91	2.88

20	2.09	2.09	2.09	2.08	46	2.99	2.98	2.96	2.93

21	2.11	2.11	2.11	2.10	47	3.05	3.04	3.02	2.98

22	2.13	2.13	2.13	2.12	48	3.11	3.10	3.07	3.03

23	2.15	2.15	2.15	2.15	49	3.18	3.16	3.13	3.09

24	2.17	2.17	2.17	2.17	50	3.24	3.22	3.19	3.14

25	2.20	2.20	2.19	2.19	51	3.31	3.29	3.26	3.20

26	2.22	2.22	2.22	2.22	52	3.39	3.36	3.32	3.26

27	2.25	2.25	2.24	2.24	53	3.47	3.44	3.39	3.32

28	2.27	2.27	2.27	2.27	54	3.55	3.52	3.47	3.39

29	2.30	2.30	2.30	2.29	55	3.63	3.60	3.54	3.45

30	2.33	2.33	2.33	2.32	56	3.73	3.68	3.62	3.52

31	2.36	2.36	2.35	2.35	57	3.82	3.77	3.70	3.58

32	2.39	2.39	2.38	2.38	58	3.92	3.87	3.79	3.65

33	2.42	2.42	2.42	2.41	59	4.03	3.97	3.87	3.72

34	2.46	2.45	2.45	2.44	60	4.15	4.08	3.97	3.79

35	2.49	2.49	2.48	2.47	61	4.27	4.19	4.06	3.86

36	2.53	2.52	2.52	2.51	62	4.40	4.30	4.16	3.93

37	2.56	2.56	2.56	2.54	63	4.54	4.43	4.26	4.01

38	2.60	2.60	2.59	2.58	64	4.69	4.56	4.36	4.07

39	2.65	2.64	2.63	2.62	65	4.85	4.69	4.46	4.14

40	2.69	2.68	2.68	2.66

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.5% per year.

2519(JTVUL)-12/08

V00025190035

SETTLEMENT OPTION TABLES (CONTINUED)

SETTLEMENT OPTION TABLE II
	Male (Continued)
	(Per $1,000 of proceeds)

Age of Payee's		Monthly
Nearest		Installment
Birthday
When First
Installment is
Payable

	Life	Life	Life	Life
Male	With 5	With 10	With 15	With 20
	Years	Years	Years	Years
	Certain	Certain	Certain	Certain

66	4.98	4.83	4.57	4.21

67	5.15	4.98	4.68	4.27

68	5.34	5.13	4.78	4.33

69	5.53	5.29	4.89	4.39

70	5.74	5.45	5.00	4.45

71	5.95	5.62	5.10	4.50

72	6.18	5.80	5.21	4.54

73	6.42	5.97	5.31	4.58

74	6.68	6.15	5.40	4.62

75	6.95	6.33	5.49	4.66

76	7.23	6.52	5.58	4.68

77	7.53	6.70	5.66	4.71

78	7.85	6.88	5.73	4.73

79	8.17	7.06	5.80	4.75

80	8.52	7.24	5.86	4.76

81	8.87	7.41	5.92	4.78

82	9.24	7.57	5.97	4.79

83	9.62	7.73	6.01	4.80

84	10.01	7.88	6.05	4.80

85	10.41	8.02	6.08	4.81

86	10.81	8.14	6.10	4.81

87	11.22	8.26	6.13	4.81

88	11.63	8.37	6.14	4.81

89	12.04	8.47	6.16	4.81

90	12.45	8.55	6.17	4.81

We will provide monthly installments for ages not shown on request.

We base these monthly installments on the 2000 Individual Annuitant Mortality Table and an interest rate of 1.5% per year.

2519(JTVUL)-12/08

V00025190036

This policy is a LAST SURVIVOR FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY.

     Your policy provides Death Proceeds and other values that are variable when based on the investment experience of the Subaccounts of the Separate Account. The duration of coverage may be affected and these values may increase or decrease based on investment experience of the Subaccounts of the Separate Account chosen by you. We do not guarantee these values as a fixed dollar amount.

The Death Proceeds are payable on the Second Death. You should give us notice of the death of each of the Insureds at the time it occurs.

Flexible premiums are payable by you during the lifetime of either Insured until Attained Age 121 of the Younger Insured.

This policy is nonparticipating and is not eligible for dividends. There is no maturity date.

To obtain information or make a complaint, contact Security Life of Denver Insurance Company

[ING Customer Service Center P.O. Box 5065 Minot, ND 58702-5065 Toll Free Number: 1-877-253-5050]

SECURITY LIFE OF DENVER INSURANCE COMPANY A STOCK COMPANY

2519(JTVUL)-12/08

V00025190037